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CHIRON
[Letterhead]


                                         [Date]


                              Re: Award of Performance Units

Dear _____________:

Pursuant to the Chiron 1991 Stock Option Plan (the "Plan"), Chiron Corporation (the "Company") hereby confirms the award to you of performance units ("Performance Units") with respect to its Common Stock ("Common Stock"). Adjusted for the four-for-one stock split effective as of August 2, 1996, your award is ____ Performance Units. These Performance Units are granted to you in accordance with the restrictions, terms, and conditions hereinafter set forth and are in all respects limited and conditioned by the provisions of the Plan.

     1. Each Performance Unit entitles you to receive one share of Common Stock multiplied by the Payout Multiple determined in accordance with Paragraph 2 below, provided that your Performance Units have not been terminated or canceled before December 31, 1998 (the "Determination Date") in accordance with the provisions hereinafter set forth. However, the Compensation Committee of the Board of Directors retains the right in extraordinary circumstances at any time before payment would otherwise be made under the Performance Units to reduce the Payout Multiple, or to determine not to make any payment with respect generally to all Performance Units with respect to this performance period.

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     2.  The Payout Multiple shall be determined as soon as practicable following the Determination Date and will be the factor opposite the Performance Factor for the three fiscal years of the Company ending on the Determination Date (the "Performance Period"):

         Performance Factor                       Payout Multiple
         ------------------                       ---------------
      Less than or equal to .85                           0
                .86                                     .50
               1.00                                     .75
               1.10                                     .88
               1.20                                    1.00
               1.30                                    1.25
               1.40                                    1.50
               1.70                                    1.85
               1.90                                    2.15
               2.20                                    2.50
          2.50 or greater                              3.00


If the Performance Factor falls in between two of the Performance Factors listed in the above chart, the Payout Multiple will be determined by straight line interpolation from the chart, rounding the Payout Multiple to the nearest one one-hundredth. For example, if the Performance Factor is 1.80, the Payout Multiple will be 2.00.

The Performance Factor is based on a series of calculations where the total return of Chiron stock is compared to the total return earned on a chosen stock-based benchmark. The Chiron Total Shareholder Return ("TSR") is the total shareholder return on Common Stock rounded to the nearest one one-hundredth. The Benchmark TSR is the average total shareholder return on common stock of companies included in the S&P Healthcare Index (SPHLTC) and the AMEX Biotechnology Index (BTK), weighted 75% to the former index and 25% to the latter and including dividends. The relative return calculation equals (i) the Chiron TSR LESS (ii) the Benchmark TSR PLUS (iii) one. The Performance Factor for the three-year Performance Period will be calculated by averaging each of the thirty-six month-end calculations as described in the previous sentence. If the Performance Factor does not exceed .85, your Performance Units will be cancelled and no amounts will be paid thereunder.

     3. If your employment with the Company terminates for any reason before the Determination Date, your Performance Units will be cancelled and no amounts will be paid

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                                                                      [DATE]
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thereunder; provided that if (i) your employment terminates by reason of death, permanent disability, retirement (on or after age 65 or pursuant to a uniform retirement policy or the retirement provisions of any defined benefit pension plan adopted by the Company) at any time before the Determination Date or (ii) the Company terminates your employment after December 31, 1997 but before the Determination Date for any reason other than cause, a reduced number of Performance Units (determined by multiplying the total number of Performance Units set forth in Paragraph 1 by a fraction, the numerator of which is the number of whole months of your actual employment during the Performance Period and the denominator of which is thirty-six (36)), will remain outstanding and will be payable at the end of the Performance Period as if you had remained employed through the Determination Date. For this purpose, cause includes, but is not limited to, any act of dishonesty, willful misconduct, fraud, embezzlement or any unauthorized disclosure of confidential information or trade secrets. You will be deemed to be permanently disabled if, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of not less than 12 months, you are unable to engage in any substantial gainful employment.

     4. Any payment under your Performance Units shall be subject to applicable tax withholding obligations. In order to satisfy those obligations, the number of shares of Common Stock which you would otherwise be entitled to receive under your Performance Units will be reduced by that number of shares which, as of the date of payment, has an aggregate Fair Market Value (as determined under the Plan) equal to the total amount of tax withholding obligations applicable to the shares otherwise issuable on that date.

     5. Your Performance Units hereunder may not be sold, assigned, transferred, alienated, subject to garnishment or otherwise encumbered in any manner other than by transfer by Will or the laws of descent and distribution. In the event of your death prior to the issuance of shares of Common Stock or cash under your Performance Units, any shares or cash issuable thereunder by reason of your death will pass pursuant to your Will or by the laws of descent and distribution.

     6. The issuance of shares of Common Stock or payment of cash hereunder shall be subject to compliance by the Company and yourself or your beneficiary with all applicable requirements of law relating thereto and with all regulations of any stock exchange on which the Common Stock may be listed at the time of such issuance. You should also be aware that for purposes of the short-swing liability rules of Section 16(b) of the Securities Exchange Act of 1934 [which requires the forfeiture of any profit realized by an officer from the purchase and sale (or sale and purchase) of Company Stock within six months], the issuance of shares will be considered a non-exempt purchase if the shares are sold or otherwise disposed of within six months after issuance.

     7. In the event any change is made to the Common Stock issuable hereunder after August 2, 1996 and while your Performance Units are outstanding (whether

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                                                                      [DATE]
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by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change in capital structure without receipt of consideration), then the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") will make appropriate adjustments to such Performance Units to prevent the enlargement or dilution of your rights thereunder.

     8. Neither you nor, in the event of your death, your beneficiary shall have any rights as a shareholder with respect to shares of Common Stock issuable hereunder until you shall have been issued a stock certificate for such shares. It is the intention of the parties that the Company's obligations under your Performance Units are unfunded for purposes of the Internal Revenue Code and that the Employee Retirement Income Security Act of 1974 does not apply to your Performance Units.

     9. The Compensation Committee has full authority to administer the Plan, including authority to interpret and construe any provision thereof and hereof and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Compensation Committee are final and binding on all persons who have an interest in the Plan.

     10. This award shall not constitute a contract of employment.
The Company (or any subsidiary employing you) may terminate or change the terms of your employment at any time and for any reason and whether or not such termination or change causes a loss of rights under the Plan, except to the extent that the terms of any employment contract or, with respect to changes in your compensation, any written compensation agreement between the Company and you may expressly provide otherwise.


                                    Very truly yours,

                                    CHIRON CORPORATION

                                    By
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